Exhibit 10.1

FORM OF

DIRECTOR INDEMNIFICATION AGREEMENT

This Director Indemnification Agreement, dated as of November 3, 2010 (this “Agreement”), is made by and between EXCO Resources, Inc., a Texas corporation (the “Company”), and                      (“Indemnitee”).

RECITALS:

A. On November 3, 2010, the Company’s Board of Directors (the “Board”) established and appointed a special committee (the “Special Committee”) of independent, disinterested directors to, among other things, consider, negotiate and, to the fullest extent permitted by law, execute a potential transaction involving Douglas H. Miller, the Company’s Chairman of the Board and Chief Executive Officer (and potentially other members of the Board and the Company’s management) and any alternative transactions to such transaction.

B. The Board appointed Indemnitee to serve as a member of the Special Committee.

C. Indemnitee’s willingness to serve as a member of the Special Committee is predicated, in substantial part, upon the Company’s willingness to indemnify him in accordance with the provisions set forth in this Agreement, to the fullest extent permitted by the laws of the state of Texas.

D. Therefore, in order to procure Indemnitee’s service as a member of the Special Committee and to enhance Indemnitee’s ability to serve as a member of the Special Committee in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company’s articles of incorporation or bylaws (collectively, the “Constituent Documents”), any change in the composition of the Board or any change-in-control or business combination transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancement of Expenses (as defined in Section 1(c)) to Indemnitee as set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, the parties hereby agree as follows:

1. Certain Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Claim” means (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; and (ii) any threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by the Company or any other person, including without limitation any federal, state or other governmental entity, that Indemnitee determines might lead to the institution of any such claim, demand, action, suit or proceeding.

(b) “Disinterested Director” means a director of the Company who is both “disinterested” and “independent” as such terms are defined in Sections 1.003 and 1.004 of the Texas Business Organizations Code.

(c) “Expenses” means attorneys’ and experts’ fees and expenses and all other costs and expenses paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim.

(d) “Indemnifiable Claim” means any Claim based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by Indemnitee in his capacity as a member of the Special Committee, (ii) any actual, alleged or suspected act or failure to act by Indemnitee in respect of any business, transaction, demand, proceeding, communication, filing, disclosure or other activity of the Company, the Board or the Special Committee in respect of which any power or authority has been or shall be delegated to the Special Committee, or (iii) Indemnitee’s status as a member of the Special Committee or any actual, alleged or suspected act or failure to act by Indemnitee in connection with any obligation or restriction imposed upon Indemnitee by reason of such status.

(e) “Indemnifiable Losses” means any and all Losses relating to, arising out of or resulting from any Indemnifiable Claim.

(f) “Independent Counsel” means a law firm, or a member of a law firm, selected by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, or by a majority vote of a committee of Disinterested Directors designated by a majority vote of all Disinterested Directors, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company (or any Subsidiary) or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other named (or, as to a threatened matter, reasonably likely to be named) party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(g) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid in settlement, including without limitation all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.

(h) “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(i) “Voting Stock” means securities entitled to vote generally in the election of directors (or similar governing bodies).

2. Indemnification Obligation. Subject to Section 8, the Company shall indemnify, defend and hold harmless Indemnitee, to the fullest extent permitted or required by the laws of the State of Texas in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted or required indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses; provided, however, that (a) except as provided in Sections 4 and 21, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim and (b) no repeal or amendment of any law of the State of Texas shall in any way diminish or adversely affect the rights of Indemnitee pursuant to this Agreement in respect of any occurrence or matter arising prior to any such repeal or amendment.

3. Advancement of Expenses. Indemnitee shall have the right to advancement by the Company prior to the final disposition of any Indemnifiable Claim of any and all Expenses relating to, arising out of or resulting from any Indemnifiable Claim paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee. Indemnitee’s right to such advancement is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under this Agreement with respect to the Indemnifiable Claim or the absence of any prior determination to the contrary. Without limiting the generality or effect of the foregoing, within five business days after the Company’s receipt of any request by Indemnitee, which request is accompanied by the undertaking set forth on Exhibit A and reasonable evidence documenting the Expenses paid or incurred by the Indemnitee or which the Indemnittee determines are reasonably likely to be paid or incurred by Indemnitee, the Company shall, in accordance with such request (but without duplication), (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses; provided that Indemnitee shall repay, without interest any amounts actually advanced to Indemnitee that, at the final disposition of the Indemnifiable Claim to which the advance related, were in excess of amounts paid or payable by Indemnitee in respect of Expenses relating to, arising out of or resulting from such Indemnifiable Claim. The affirmation and undertakings by the Indemnitee need not be secured and shall be accepted without reference to Indemnitee’s ability to repay the Expenses. Except to the extent, if any, required by applicable law, Indemnitee’s right to the payment, advancement or reimbursement of Expenses pursuant to this Section 3 shall not be conditioned upon any affirmation and undertaking that is less favorable to Indemnitee than, or that is in addition to, the affirmation and undertaking set forth in Exhibit A.

4. Indemnification for Additional Expenses. Without limiting the generality or effect of the foregoing, to the fullest extent required or permitted by the laws of the State of Texas, the Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request, any and all Expenses paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee in connection with any Claim made, instituted or conducted by Indemnitee for (a) indemnification or payment, advancement or reimbursement of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Indemnifiable Claims, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless in each case of whether Indemnitee ultimately is determined to be entitled to such indemnification, reimbursement, advance or insurance recovery, as the case may be; provided, however, that Indemnitee shall return, without interest, any such advance of Expenses (or portion thereof) which remains unspent at the final disposition of the Claim to which the advance related.

5. Contribution. To the fullest extent permissible under applicable law in effect on the date hereof or as such law may from time to time hereafter be amended to increase the scope of permitted or required indemnification, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the payment of any and all Indemnifiable Claims or Indemnifiable Losses, in such proportion as is fair and reasonable in light of all of the circumstances in order to reflect the relative fault of the Company (and its other directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s); provided that such contribution shall not be required where it is determined, pursuant to a final disposition of such Indemnifiable Claim or Indemnifiable Loss in accordance with Section 8, that Indemnitee is not entitled to indemnification by the Company with respect to such Indemnifiable Claim or Indemnifiable Loss.

6. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Indemnifiable Loss, but not for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

7. Procedure for Notification. To obtain indemnification under this Agreement in respect of an Indemnifiable Claim or Indemnifiable Loss, Indemnitee shall submit to the Company a written request therefor, including a brief description (based upon information then available to Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss. If, at the time of the receipt of such request, the Company has directors’ and officers’ liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Company shall give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Company shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Company and such insurers regarding the Indemnifiable Claim or Indemnifiable Loss, in each case substantially concurrently with the delivery or receipt thereof by the Company. The failure by Indemnitee to timely notify the Company of any Indemnifiable Claim or Indemnifiable Loss shall not relieve the Company from any liability hereunder unless, and only to the extent that, the Company did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and such failure results in forfeiture by the Company of substantial defenses, rights or insurance coverage.

8. Determination of Right to Indemnification.

(a) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, Indemnitee shall be indemnified against Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim or portion thereof in accordance with Section 2 and no Standard of Conduct Determination (as defined in Section 8(b)) shall be required with respect thereto.

(b) To the extent that the provisions of Section 8(a) are inapplicable to an Indemnifiable Claim that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under Texas law that is a legally required condition precedent to indemnification of Indemnitee hereunder against Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim (a “Standard of Conduct Determination”) shall be made as follows: (i) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (ii) if such Disinterested Directors so direct, by a majority vote of a committee of Disinterested Directors designated by a majority vote of all Disinterested Directors, or (iii) if Indemnitee so requests, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee. Indemnitee will cooperate with the person or persons making such Standard of Conduct Determination, including providing to such person or persons, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. To the fullest extent required or permitted by the laws of the State of Texas, the Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request, any and all costs and expenses (including attorneys’ and experts’ fees and expenses) incurred by Indemnitee in so cooperating with the person or persons making such Standard of Conduct Determination.

(c) The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 8(b) to be made as promptly as practicable. If (i) the person or persons empowered or selected under Section 8 to make the Standard of Conduct Determination shall not have made a determination within 30 days after the later of (A) receipt by the Company of written notice from Indemnitee advising the Company of the final disposition of the applicable Indemnifiable Claim (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, and (ii) Indemnitee shall have fulfilled his obligations set forth in the second sentence of Section 8(b), then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 30-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person or persons making such determination in good faith requires such additional time for the obtaining or evaluation or documentation and/or information relating thereto.

(d) If (i) Indemnitee shall be entitled to indemnification hereunder against any Indemnifiable Losses pursuant to Section 8(a), (ii) no determination of whether Indemnitee has satisfied any applicable standard of conduct under Texas law is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, or (iii) Indemnitee has been determined or deemed pursuant to Section 8(b) or (c) to have satisfied any applicable standard of conduct under Texas law which is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, then the Company shall pay to Indemnitee, within five business days after the later of (x) the Notification Date in respect of the Indemnifiable Claim or portion thereof to which such Indemnifiable Losses are related, out of which such Indemnifiable Losses arose or from which such Indemnifiable Losses resulted and (y) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) above shall have been satisfied, an amount equal to the amount of such Indemnifiable Losses.

(e) If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 7(b)(i), the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. Indemnitee may, within five business days after receiving written notice of selection from the Company, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1(f), and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If no Independent Counsel that is permitted under the foregoing provisions of this Section 7(e) to make the Standard of Conduct Determination shall have been selected within 30 days after the Company gives its initial notice pursuant to the first sentence of this Section 7(e), Indemnitee may petition any court of competent jurisdiction for resolution of any objection which shall have been made by Indemnitee to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person or firm selected by the Court or by such other person as the Court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 7(b).

9. Presumption of Entitlement.

(a) In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct, and the Company may overcome such presumption only by its adducing clear and convincing evidence to the contrary. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by Indemnitee in any court of competent jurisdiction. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct shall be a defense to any Claim by Indemnitee for indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.

(b) Without limiting the generality or effect of Section 9(a), in all cases, any belief of Indemnitee that is based on information, opinions, reports, or statements, including financial statements and other financial data, concerning the Company and prepared or presented by an officer or employee of the Company, legal counsel, a certified public accountant, an investment banker, a person who Indemnitee reasonably believes possesses professional expertise in the matter or a committee of the Board of which Indemnitee is not a member shall be deemed to be reasonable.

10. No Adverse Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or that indemnification hereunder is otherwise not permitted.

11. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the laws of the State of Texas, the Constituent Documents, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder. The Company will not adopt any amendment to any of the Constituent Documents the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification under this Agreement or any Other Indemnity Provision.

12. Liability Insurance and Funding. In all policies of directors’ and officers’ liability insurance obtained or maintained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors and officers most favorably insured by such policy. The Company may, but shall not be required to, create a trust fund, grant a security interest or use other means, including without limitation a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement.

13. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other persons or entities (other than Indemnitee’s successors). Indemnitee shall execute all papers reasonably required to evidence such rights (all of Indemnitee’s reasonable Expenses, including attorneys’ fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Company).

14. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Indemnifiable Losses to the extent Indemnitee has otherwise actually received payment (net of any Expenses incurred in connection therewith and any repayment by Indemnitee made with respect thereto) under any insurance policy, the Constituent Documents and Other Indemnity Provisions or otherwise in respect of such Indemnifiable Losses otherwise indemnifiable hereunder.

15. Defense of Claims. The Company shall be entitled to participate in the defense of any Indemnifiable Claim or to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee; provided that if Indemnitee believes, after consultation with counsel selected by Indemnitee, that (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee shall conclude that there may be one or more legal defenses available to him that are different from or in addition to those available to the Company, or (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Company’s prior written consent. The Company shall not, without the prior written consent of Indemnitee, effect any settlement of any threatened or pending Indemnifiable Claim to which Indemnitee is, or could have been, a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim. Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

16. Successors and Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Indemnitee and his counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but shall not otherwise be assignable or delegatable by the Company.

(b) This Agreement shall inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 16(a) and 16(b). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 16(c), the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

17. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid or one business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Company (to the attention of the Secretary of the Company) and to Indemnitee at the applicable address shown on the signature page hereto, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

18. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

19. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal. In the event that any court or other adjudicative body shall decline to reform any provision of this Agreement held to be invalid, unenforceable or otherwise illegal as contemplated by the immediately preceding sentence, the parties thereto shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable or otherwise illegal.

20. Miscellaneous. No provision of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by Indemnitee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

21. Legal Fees and Expenses; Interest.

(a) It is the intent of the Company that Indemnitee not be required to incur legal fees and or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. Accordingly, without limiting the generality or effect of any other provision hereof, if it should appear to Indemnitee that the Company has failed to comply with any of its obligations under this Agreement (including its obligations under Section 3) or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, the Company irrevocably authorizes Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Company as hereafter provided, to advise and represent Indemnitee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Without respect to whether Indemnitee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Indemnitee in connection with any of the foregoing to the fullest extent permitted or required by the laws of the State of Texas in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted or required payment of such fees and expenses.

(b) Any amount due to Indemnitee under this Agreement that is not paid by the Company by the date on which it is due will accrue interest at the maximum legal rate under Texas law from the date on which such amount is due to the date on which such amount is paid to Indemnitee.

22. Certain Interpretive Matters. Unless the context of this Agreement otherwise requires, (a) “it” or “its” or words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (d) the terms “Article,” “Section,” “Annex” or “Exhibit” refer to the specified Article, Section, Annex or Exhibit of or to this Agreement, (e) the terms “include,” “includes” and “including” will be deemed to be followed by the words “without limitation” (whether or not so expressed), and (f) the word “or” is disjunctive but not exclusive. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified and whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date will be extended until the immediately following business day. As used herein, “business day” means any day other than Saturday, Sunday or a United States federal holiday.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together shall constitute one and the same agreement.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Indemnitee has executed and the Company has caused its duly authorized representative to execute this Agreement as of the date first above written.

EXCO RESOURCES, INC.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251

By:
	Name:	William L. Boeing
	Title:	Vice President, General Counsel and Secretary

[INDEMNITEE]
[Address]

[Indemnitee]

EXHIBIT A

AFFIRMATION AND UNDERTAKING

This Affirmation and Undertaking is submitted pursuant to the Director Indemnification Agreement, dated as of November 3, 2010 (the “Indemnification Agreement”), between EXCO Resources, Inc., a Texas corporation (the “Company”), and the undersigned. Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Indemnification Agreement.

The undersigned hereby requests [payment], [advancement], [reimbursement] by the Company of Expenses which the undersigned [has incurred] [reasonably expects to incur] in connection with                      (the “Indemnifiable Claim”).

The undersigned hereby affirms that it is his good faith belief that he has met the standard of conduct necessary for indemnification under the laws of the State of Texas.

The undersigned hereby undertakes to repay the [payment], [advancement], [reimbursement] of Expenses made by the Company to or on behalf of the undersigned in response to the foregoing request if it is determined, following the final disposition of the Indemnifiable Claim and in accordance with Section 8 of the Indemnification Agreement, that the undersigned is not entitled to indemnification by the Company under the Indemnification Agreement with respect to the Indemnifiable Claim.

IN WITNESS WHEREOF, the undersigned has executed this Affirmation and Undertaking as of this              day of                     ,             .

[Indemnitee]